Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of April 8, 2011 (“Effective Date”), by and between The Shaw Group Inc., a Louisiana corporation (collectively with the affiliates and subsidiaries hereinafter referred to as “Company”), and David L. Chapman, Sr. (“Employee”).  The Company and Employee shall hereinafter be referred to collectively as the “Parties”.
WHEREAS, the Company and Employee are parties to an Employment Agreement dated March 12, 2008 (the “Original Agreement”) and an Amended & Restated Employment Agreement dated December 31, 2008 (the “Amended Agreement”);
WHEREAS, the Company and the Employee desire to supersede both the Original Agreement and the Amended Agreements and enter into a new agreement concerning Employee’s employment with the Company;
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.            Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement.
2.            Term.
(a)            Initial Term of Employment.  Subject to the provisions for earlier termination provided in this Agreement, the initial term of this agreement (the “Initial Term”) shall be two (2) years and six (6) months commencing on the Effective Date hereof.  Approximately half-way way through the Initial Term, the Company and Employee shall discuss renewal of the Agreement.  At the expiration of the Initial Term, providing Employee has not entered into the “Part-Time Term” discussed in paragraph 2(b) below, all obligations under this Agreement shall cease except that the obligations of the Employee contained in paragraph 6 and Exhibit A hereto shall survive the expiration of the Term and continue throughout Employee’s employment with the Company, as well as after such employment has ended, consistent with their applicable provisions.

Exhibit 10.3

(b)            Part-Time Term.  At any time prior to expiration of the Initial Term, upon three months’ prior written notice (a “Part-Time Employment Period Notice”), the Employee may terminate the Initial Term to invoke a Part-Time Term, and Employee shall thereafter provide Part-Time Employment Services (as defined below) to the Company for the period (the “Part-Time Employment Period”) commencing on the date specified in the Part-Time Employment Period Notice (the “Part-Time Employment Period Commencement Date”) and ending on the third anniversary of the Part-Time Employment Period Commencement Date (unless the Company and Employee mutually agree to a shorter Part-Time Employment Period).  For the avoidance of doubt, termination of the Initial Term under this Section 2(b) shall not constitute a termination of this Agreement for the purposes of Section 7(a).  The Initial Term and the Part-Time Employment Period shall hereinafter be referred to collectively as the “Term.”
3.            Employee’s Duties.
(a)            During the Initial Term of this Agreement, Employee shall serve as President of the Company’s Fabrication and Manufacturing Group, or such similar position as the Parties may mutually agree, with such duties and responsibilities as may from time to time be assigned to him by the board of directors of the Company (the “Board”) or the Company’s Chief Executive Officer, as the case may be, provided that such duties are consistent with the customary duties of such position.  Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities.

Exhibit 10.3

(b)            During the Part-Time Employment Period, Employee shall perform such services (“Part-Time Employment Services”) as reasonably requested by the Company for a minimum of 20 hours per week.  The Part-Time Employment Services shall include, at a minimum, review by Employee of backlogs at all Fabrication & Manufacturing Group facilities, participation in monthly financial reviews (via telephone conference) and review of all project bids (at the buy stage) equal to or greater than $5,000,000 in revenue.
(c)            Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term of this Agreement; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.
4.            Compensation.
(a)            Base Compensation.
(i)            For services rendered by Employee under the Initial Term, the Company shall pay Employee’s base salary in effect as of the Effective Date (“Base Compensation”) in accordance with the Company's customary pay periods and subject to customary withholdings. The amount of Base Compensation may be reviewed on an annual basis as of the close of each fiscal year of the Company, or at other times as may be appropriate, and may be increased as the Company may deem warranted. In the event the Company deems it appropriate to increase Employee’s annual base salary, said increased amount shall thereafter be the “Base Compensation”. Employee’s Base Compensation, as increased from time to time, may not be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Company from paying additional compensation to Employee in the form of bonuses or otherwise during the Term of this Agreement.

Exhibit 10.3

(ii)            During the Part-Time Employment Period, the Company shall pay to Employee a part-time salary (the “Part-Time Employment Salary”) of $450,000.00, per annum, payable in accordance with the Company’s customary pay periods and subject to tax and other customary withholdings.  In the event that the Company requests, and Employee performs, Part-Time Employment Services in excess of 20 hours in any week during the Part-Time Employment Period, the Company shall pay Employee $400 per hour for each hour in excess of 20 hours for the applicable week, payable in accordance with the Company’s customary pay periods and subject to tax and other customary withholdings.  Employee’s Part-Time Employment Salary may not be decreased unless agreed to by Employee.

Exhibit 10.3

(b)            Annual Bonus and Incentive Awards.  During the Term, Employee will be eligible to participate in the Company’s discretionary incentive programs as established by the Board (as the same may be amended from time to time), including annual bonus incentives and long-term incentive awards.  The target range for Employee’s annual bonus is 133% of Employee’s Base Compensation and Employee may be awarded 0-200% of that target.    The Compensation Committee of the Board or its designee retains the sole authority and discretion to set the amount, if any, of long-term incentive awards. All long term incentive awards are subject to shareholders’ approval of shares to be allocated to the Company’s long term incentive plan(s) and are granted under the strict purview of the Compensation Committee of the Board or its designee.  The actual number of long term incentives will be determined utilizing the valuation methodology used for other similarly situated executive officers of the Company; provided, however, that the target value of the annual long term incentive grants to Employee on the date of grant will be in the range of 100% to 200% of Employee’s Base Compensation.  Notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, in the event that Initial Term is terminated by Employee by delivery of a Part-Time Employment Period Notice pursuant to Section 2(b), all Long Term Incentives granted to Employee by the Company prior to such Part-Time Employment Period Notice shall continue to vest in accordance with their terms during the Part-Time Employment Period.  Notwithstanding any provision to the contrary in plan(s) governing Long Term Incentives granted to Employee, all such Long Term Incentives which by the terms of the grant agreement provided to Employee provide that such grants automatically vest upon retirement age shall so vest notwithstanding Employee’s continued employment with the Company.

Exhibit 10.3

5.            Additional Benefits.  In addition to the Base Compensation provided for in Section 4 herein, Employee shall be entitled to the following:
(a)           Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties.
(b)           Vacation.  Employee shall be entitled to four (4) weeks of vacation per year during both the Initial and Part Time Terms. Employee shall be entitled to carry forward any unused vacation time.
(c)           General Benefits.  Employee shall be entitled to participate in the various employee benefit plans or programs provided to the employees of the company in general, including but not limited to, health, dental, disability, 401(k) and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 5, provided the change similarly affects all executive officers of the Company similarly situated.
(d)           Flexible Perquisites.  Employee shall be entitled to participate in the Company’s flexible perquisites plan, which provides an amount equal to 4% of Employee’s Base Compensation in each calendar year in lieu of customary perquisite benefits.  Payments under the flexible perquisites plan will be made on a calendar quarter basis and will be calculated based on Employee’s Base Compensation from the previous calendar quarter.  Nothing in this Section 5(e) shall be deemed to prohibit the Company from making any changes in the flexible perquisites plan, provided the change similarly affects all executive officers of the Company that are similarly situated.

Exhibit 10.3

(e)           Country Club Membership.  The Company will reimburse Employee for one country club membership initiation fee.  Employee shall be responsible for monthly dues, expenses, assessments, etc., in connection with such membership.
(f)           Aircraft Expense Reimbursement.  During the Term, the Company will reimburse Employee for operating expenses (e.g., fuel and hangar fees and pro rata portion of insurance and maintenance) incurred by Employee for the use of Employee’s personal aircraft for Company-approved business.  Pro rated operating expenses will be based upon the actual usage for Company-approved business purposes compared to total usage as determined by quarterly review of aircraft log books by the Company.  Hot section and turbine overhaul maintenance will be billed at $100 per hour.  In the event that the Company’s pro rata share of actual hot section and turbine overhaul maintenance expenses is less than $100 per hour, Employee shall pay the Company the difference.  In the event that the Company’s pro rata share of actual hot section and turbine overhaul maintenance expenses is greater than $100 per hour, the Company shall reimburse Employee for such excess amount.  Employee shall log every hour of flight time as business or personal as applicable.

Exhibit 10.3

6.           Confidentiality; Nonsolicitation and Noncompete.
(a)           Employee hereby acknowledges that the Company possesses certain Confidential Information (defined below) that is peculiar to the businesses in which the Company is or may be engaged.  Employee hereby affirms that such Confidential Information is the exclusive property of the Company and that the Company has proprietary interests in such Confidential Information.  For the purposes of this Agreement, the term “Confidential Information” shall mean any and all information of any nature and in any form that at the time or times concerned is not generally known to Persons (other than the Company) that are engaged in businesses similar to that conducted or contemplated by the Company (other than by the act or acts of an employee not authorized by the Company to disclose such information), which may include, without limitation, the Company’s existing and contemplated products and services; the Company’s purchasing, accounting, marketing and merchandising methods or practices; the Company’s development data, theories of application and/or methodologies; the Company’s customer/client contact and/or supplier information files; the Company’s existing and contemplated policies and/or business strategies; any and all samples and/or materials submitted to Employee by the Company; and any and all directly and indirectly related records, documents, specifications, data and other information with respect thereto.  Employee further acknowledges by signing this Agreement that the Company has expended much time, cost and difficulty in developing and maintaining the Company’s customers.
(b)           Employee shall (i) use the Confidential Information solely for the purpose of performing Employee’s duties on behalf of the Company and for no other purpose whatsoever, (ii) not, directly or indirectly, at any time during or after Employee’s employment by the Company, disclose Confidential Information to any other Person (except to the Company’s officers in connection with Employee’s duties on behalf of the Company) or use or otherwise exploit Confidential Information to the detriment of the Company, and (iii) not lecture on or publish articles with respect to Confidential Information without prior written approval of the Chief Operating Officer of the Company.  In the event of a breach or threatened breach of the provisions of this Section 6(b), the Company shall be entitled, in addition to any other remedies available to the Company, to an injunction restraining Employee from disclosing such Confidential Information.

Exhibit 10.3

(c)           Upon termination of employment of Employee for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee that contain any Confidential Information; provided, however, that (i) the Company will provide Employee reasonable access to such Confidential Information to the extent required by Employee in connection with the defense of any cause of action, dispute, proceeding or investigation made or initiated against Employee by any Person other than the Company related to the employment of Employee by the Company or the performance by Employee of its duties in the course of such employment and (ii) Employee may retain a copy of any agreement between Employee and the Company.
(d)           Employee agrees that, as part of the consideration for this Agreement and as an integral part hereof, Employee has executed, delivered and the Parties agree to be bound by the Nonsolicitation and Noncompete Agreement attached hereto as Exhibit A, as well as any subsequent addenda thereto.
7.           Termination.
(a)           Employee’s employment under this Agreement may be terminated prior to the expiration of the Term for any of the following reasons:
(i)           Resignation for Corporate Change:  For the purposes of this Agreement, the term “Corporate Change” means a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of the Company.

Exhibit 10.3

(A)           A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than 50% percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of Section 7(a)(i)(B)).
(B)           Notwithstanding that the Company has not undergone a change in ownership under Section 7(a)(i)(A), a “change in effective control” of the Company occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this Section 7(a)(i)(B), the term “Company” refers solely to the relevant corporation identified in the opening paragraph of this Agreement, for which no other corporation is a majority shareholder.
(C)           A “change in the ownership of substantial assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 75% percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Exhibit 10.3

Employee shall be entitled to terminate Employee’s employment for a Corporate Change if Employee is not retained in Employee’s current (or a comparable) position, but only if Employee gives notice of Employee’s intent to terminate employment within 90 days following the effective date of such Corporate Change (provided that, notwithstanding the foregoing, the Notice of Termination may not be given later than February 13th of the year following the year in which the Corporate Change occurs).
(ii)           Resignation for Good Reason:  For the purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent:
(A)           any material diminution of Employee’s duties or responsibilities (other than in connection with the termination of Employee for Misconduct or Disability in accordance with the terms of this Agreement);
(B)           any material diminution of Employee’s Base Compensation;
(C)           the relocation of Employee’s office more than 25 miles from its location at the commencement of this Agreement;
(D)           any other material breach by the Company of its obligations under this Agreement; provided, however, Employee shall provide written notice (a “Good Reason Notice”) to the Company of the initial existence of the condition causing the change in terms or status no more than 90 days after the change in terms or status occurs, and the Company shall have 30 days from receipt of the Good Reason Notice to resolve the issue causing the change in terms or status.  If the Company resolves such issue, then Employee’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.
(iii)           Resignation other than for Good Reason:  Any resignation other than for the reasons set forth in 7(a)(i) and (ii).
(iv)           Termination due to Death:  Employee’s employment will terminate upon death.

Exhibit 10.3

(v)           Termination due to Disability:  For purposes of this Agreement, a “Disability” shall exist if: Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; orEmployee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  If Employee shall have been absent from the full time performance of Employee’s duties with the Company for 120 consecutive calendar days as a result of Employee’s incapacity due to a Disability, Employee’s employment may be terminated by the Company.
(vi)           Termination due to Misconduct.  As used herein, “Misconduct” means:
(A)           Any willful breach or habitual neglect of duty by Employee; or Employee’s material and continued failure to substantially perform Employee’s duties with the Company in a professional manner and in a manner that is reasonably expected as appropriate for the position (other than any such failure resulting from Employee’s incapacity due to a Disability or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), which breach, neglect or failure is not cured by Employee within 30 days from receipt by Employee of written notice from the Company that specifies the alleged breach, neglect or failure;
(B)           the misappropriation or attempted misappropriation by Employee of a material business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company;
(C)           the misappropriation or attempted misappropriation by Employee of any of the Company’s funds or property;

Exhibit 10.3
(D)           an intentional violation by Employee of the Company’s Code of Corporate Conduct or Fraud Policy; or
(E)           the commission by Employee of a felony offense or a misdemeanor offense involving violent or dishonest behavior; or Employee engaging in conduct involving fraud or dishonesty in connection with his duties with the Company.
(vii)         Termination other than for Good Reason:  Any termination of Employee’s employment other than for the reasons in 7(a)(iv), (v), or (vi).
(b)           Notice of Termination.  Any purported termination of Employee’s employment by the Company under Sections 7(a)(v) and (vi), or by Employee under Section 7(a)(i), (ii) and (iii) shall be communicated by a written Notice of Termination to the other Party in accordance with Section 10.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that (i) in the case of termination by the Company, shall set forth in reasonable detail the reason for such termination of Employee’s employment and the Date of Termination, or (ii) in the case of resignation by Employee, shall specify in reasonable detail the basis for such resignation and the Date of Termination.  A Notice of Termination given by Employee pursuant to Section 7(a)(ii) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct.  A Notice of Termination given by Employee pursuant to Section 7(a)(ii) shall be considered effective only after 30 days have elapsed since Employee delivered the applicable Good Reason Notice and the Company has failed to resolve the issue causing the change in terms or status during such 30 day period.  Employee shall not be expected to provide further services after the Date of Termination.  Any purported termination for which a Notice of Termination is required that does not materially comply with this Section 7(b) shall not be effective.

Exhibit 10.3

(c)           Date of Termination, Etc.  The “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 calendar days, but not more than 45 calendar days, following the date Notice of Termination is given.  Notwithstanding anything herein to the contrary, if Notice of Termination is given pursuant to Section 7(a)(i), then the Date of Termination may not be later than February 28th of the year following the year in which the Change of Control occurs.  In the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect personal belongings under Company supervision) prior to the Date of Termination.  Employee shall not be expected to provide further services after the Date of Termination.
(d)           Payments Due Upon Termination.  At the time of termination, Employee shall be paid all wages earned through the Date of Termination plus all accrued but unused vacation and expenses incurred but not yet paid.  If Employee resigns without Good Reason or is terminated by the Company for Misconduct, Employee is not entitled to any additional payments other than wages earned, accrued but unused vacation and expenses incurred but not yet paid.  If Employee’s employment terminates due to Death 7(iv), Employee’s surviving dependents shall receive a payment equal to the amount it would cost them to obtain, for an 18-month period, health, dental and vision insurance benefits substantially similar to those the covered dependants were receiving immediately prior to Employee’s death.  If Employee’s employment is terminated for reasons other than Death, resignation without Good Reason, or termination for Misconduct, Employee shall be entitled to additional severance payments as set forth herein but only if Employee executes a Severance Agreement and Release (“Release”) in which Employee waives the right to sue the Company for claims relating to his or her employment in exchange for the payments and benefits listed below.  If Employee executes the Release, Employee will be entitled to severance payments based upon the reason for termination (and payable not later than 15 days after the Effective Date of the Release) as follows:

Exhibit 10.3

(i)           If Employee resigns due to Corporate Change (7(a)(i)) or for Good Reason (7(a)(ii)), or if Employee is terminated for other than Good Reason (7(a)(vii)), employee will be entitled to the following: (A) a payment equal to two times Employee’s Base Compensation if Date of Termination occurs during the Initial Term, OR three times Employee’s Part-Time Employment Salary if the Date of Termination is during the Part-Time Employment Period; (B) an amount equal to Employee’s highest annual bonus actually paid by the Company during the two year period immediately preceding the Date of Termination; (C) a payment equal to the amount it would cost Employee to obtain, for an 18-month period health, dental and vision insurance benefits substantially similar to those the Employee held with the Company; and (D) immediate and total vesting in all Long Term Incentives granted to Employee prior to the Date of Termination.
(ii)           If Employee is terminated due to Disability, Employee shall receive salary continuation for twelve months in the amount of the difference between Employee’s Base Compensation and any benefit received under any disability insurance plan covering Employee.
(e)           Mitigation.  Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Section 7(d).

Exhibit 10.3

(f)           Excess Parachute Payments.  Notwithstanding any other provision of this Agreement, if any portion of the payments and benefits provided under Section 7 of this Agreement, either alone or together with other payments and benefits which the Employee receives or is then entitled to receive from the Company, or any successor (in the aggregate, "Total Payments"), would constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the "Excise Tax"), then, except as otherwise provided in the next sentence, such Total Payments shall be reduced to the extent the Independent Tax Advisor shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Advisor determines that the Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Total Payments were not reduced pursuant to this Section 7(f), then no such reduction shall be made. For purposes of determining the after tax benefit to the Employee, the Employee’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which the Termination Date occurs shall be utilized. Such marginal rate shall be determined by taking into account (A) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (B) the phase out, if any, of itemized deductions, (C) the estimated actual net tax rate attributable to employment taxes, and (D) any other tax provision that in the judgment of the Independent Tax Advisor will actually affect the Employee's estimated actual blended marginal tax rate. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required deduction in Total Payments with the least reduction in the after-tax economic value to the Employee of such payments. If the after-tax economic value of any payments is equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Employee until the reduction specified herein is achieved. The Independent Tax Advisor shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Employee within ten (10) days of the Termination Date. The determination of the Independent Tax Advisor under this Section 7(f) shall be final and binding on all parties hereto. For purposes of this Section 7(f), “Independent Tax Advisor” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Employee (the Employee’s acceptance not to be reasonably withheld), and whose fees and disbursements shall be paid by the Company.

Exhibit 10.3

8.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Long Term Incentives granted by the Company.

Exhibit 10.3

9.           Assignability.  The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.  The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.
10.           Notice.  For the purpose of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express or similar courrier addressed (a) to the Company, at its principal office address, directed to the attention of the Board with a copy to the Corporate Secretary of the Company, and (b) to Employee, at Employee’s residence address on the records of the Company or to such other address as either Party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.
11.           Severability.  In the event that one or more of the provisions set forth in this Agreement shall for any reason be held to be invalid, illegal, overly broad or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, overly broad or unenforceable provisions had never been contained therein; provided, however, that no provision shall be severed if it is clearly apparent under the circumstances that the Parties would not have entered into the Agreement without such provision.

Exhibit 10.3

12.           Successors; Binding Agreement.
(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason under Section 7(a)(ii); provided that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid that executes and delivers the Agreement provided for in this Section 12 or that otherwise becomes bound by all terms and provisions of this Agreement by operation of law.
(b)           This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.           Miscellaneous.
        (a)   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically authorized by the Board.

Exhibit 10.3

        (b)   No waiver by either Party at any time of any breach by the other Party of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
        (c)   Together with the Nonsolicitation and Noncompete Agreement, this Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, except those which are set forth expressly in this Agreement and the Nonsolicitation and Noncompete Agreement.
             (d)   THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.
             (e)   Reimbursements provided for under this Agreement shall be provided in accordance with policies of the Company established from time to time.
14.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
15.           Arbitration.
        (a)   Employee and the Company agree that any dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, if any, shall be resolved through arbitration.  Employee and the Company hereby expressly acknowledge that Employee’s position in the Company and the Company’s business have a substantial impact on interstate commerce and that Employee’s development and involvement with the Company and the Company’s business have a national and international territorial scope commercially.  Any arbitration-related matter or arbitration proceeding of a dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, shall be governed, heard, and decided under the provisions and the authority of the Federal Arbitration Act, 9 U.S.C.A. §1, et seq., and shall be submitted for arbitration to the office of the American Arbitration Association (“AAA”) in New Orleans, Louisiana, on demand of either Party.

Exhibit 10.3

        (b)   Such arbitration proceedings shall be conducted in New Orleans, Louisiana, and shall be conducted in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the AAA, with the exception that the Employee expressly waives the right to request interim measures or injunctive relief from a judicial authority.  Employee acknowledges that the Company alone retains the right to seek injunctive relief from a judicial authority based on the nature of this Agreement.  Each Party shall have the right to be represented by counsel or other designated representatives.  The Parties shall negotiate in good faith to appoint a mutually acceptable arbitrator; provided, however, that, in the event that the Parties are unable to agree upon an arbitrator within 30 days after the commencement of the arbitration proceedings, the AAA shall appoint the arbitrator.  The arbitrator shall have the right to award or include in his or her award any relief that he or she deems proper under the circumstances, including, without limitation, all types of relief that could be awarded by a court of law, such as money damages (with interest on unpaid amounts from date due), specific performance and injunctive relief.  The arbitrator shall issue a written opinion explaining the reasons for his or her decision and award.  The award and decision of the arbitrator shall be conclusive and binding upon both Parties, and judgment upon the award may be entered in any court of competent jurisdiction.  The Parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction, and each waives any right to contest the validity or enforceability of such award.  The Parties further agree to be bound by the provisions of any statute of limitations that would be otherwise applicable to the controversy, dispute, or claim that is the subject of any arbitration proceeding initiated hereunder.  Without limiting the foregoing, the Parties shall be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to a decision of the arbitrator for specific performance of any of the requirements of this Agreement.  The provisions of this Section 15 shall survive and continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement for any reason.  Employee agrees to pay arbitration fees in an amount not to exceed the amount required to file a lawsuit in a court of law.  The Company agrees to pay the remaining amount of arbitration fees.  The arbitrator shall have the right to award reasonable attorney’s fees and costs to the prevailing Party.  Employee and the Company acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived.  The provisions of this Section 15 do not preclude Employee from filing a complaint with any federal, state, or other governmental administrative agency, if applicable.

Exhibit 10.3

16.           Code Section 409A.  To the extent a payment hereunder is, or shall become, subject to the application of Code Section 409A, the following shall apply:
(a)   The Company may delay payment hereunder only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.

Exhibit 10.3

(b)   The time or schedule of payment hereunder may be accelerated only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than Employee to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) or payment of the amount required to be included in income for Employee as a result of failure of this Agreement at any time to meet the requirements of Code Section 409A with respect to Employee.
(c)   If, as of the date of Employee’s termination of employment, (i) any stock of the Company is publicly traded on an established securities market or otherwise; and (ii) a payment is payable under this Agreement due to a termination of employment which is considered to be a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2); and (iii) Employee is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)), then the payment shall be delayed until a date that is six (6) months after the date of Employee’s termination of employment to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments to which Employee would have been entitled during such 6-month period, but for this subparagraph, shall be accumulated and paid to Employee without interest in a lump sum within ten (10) days following the date that is six (6) months following Employee’s termination date with the Company, and any remaining payments shall continue to be paid to Employee on their original schedule.  If Employee dies during such six (6) month period and prior to the payment of the portion that is required to be delayed on account of Code Section 409A, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after Employee’s death.

Exhibit 10.3

(d)   Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided at the times specified in this Agreement; provided, however, that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Exhibit 10.3

(e)   This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements.
IN WITNESS WHEREOF, the parties have executed this Agreement on April 8, 2011, effective for all purposes as provided above.

THE SHAW GROUP INC.

By:	John Donofrio
Executive Vice President, General Counsel and Corporate Secretary

EMPLOYEE:

Name:
David L. Chapman, Sr.

Exhibit 10.3

EXHIBIT A

NONSOLICITATION AND NONCOMPETE AGREEMENT

This Nonsolicitation and Noncompete Agreement (“Agreement”) is made and entered into as of April 8, 2011 (the “Effective Date”), between The Shaw Group Inc. (together with its affiliated companies (as contained in its most recent SEC filings), the “Company”) and David L. Chapman, Sr. (“Executive”).  The Company and Executive shall hereinafter be referred to collectively as the “Parties”.

RECITALS

1.           The Company and Employee are parties to that certain Executive Employment Agreement dated effective of even date herewith (the “Employment Agreement”), pursuant to which the Company and Employee have agreed to employment of Executive with the Company, during which employment Executive shall perform those duties set forth in the Employment Agreement;

2.           As part of Executive’s duties and responsibilities, Executive will have access to confidential information of the Company and, by virtue of his employment with the Company, will have direct contact with and will establish personal relationships with various customers of the Company; and

3.           The Company and Executive recognize the Company’s need to protect the Company’s confidential and proprietary interest in the Company’s  business, business relationships, and the work product produced by Executive on behalf of the Company in the course of Executive’s employment; and

4.           As consideration, in part, for the Employment Agreement, Executive and the Company enter into this Agreement.

NOW, THEREFORE, Executive and the Company agree as follows:

AGREEMENT

Section 1.              Company Property.  All personal property and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment or at such other time as the Company may request.  Personal property includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, electronic files, and all other proprietary information relating to the business of the Company and/or its affiliates.  Following termination of employment, Executive will not retain any written or other tangible material containing any proprietary information of the Company.

Section 2.              Non-Solicitation.  At all times during Executive’s employment and for two (2) years after the termination of Executive’s employment, Executive will not, directly or indirectly, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, independent contractor, partner, joint venturer, owner, financier, shareholder, or otherwise on behalf of any other person, firm, or corporation, offer employment to, solicit, or attempt to solicit away from the Company or its affiliates any of their officers or employees or offer employment to any person who, during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company or any of its affiliates.

Exhibit 10.3

Section 3.              Covenant Not to Compete.  As a condition of employment and in consideration of the terms of the Employment Agreement pursuant to which this is being executed, Executive acknowledges and agrees to the following:

(a)           Executive acknowledges that he is intimately involved in the management of the Company, its expansion, and its acquisition or creation of affiliated companies.  Executive acknowledges and agrees that the business of the Company is providing engineering, construction, procurement, maintenance, environmental and infrastructure services,1 and pipe fabrication services, as more fully set forth on the Company’s Form 10-K dated October 30, 2008 (the “Form 10-K”).

(b)           Based on Executive’s high level in management of the Company and based on the knowledge, information, and experience that the Executive has gained and will gain through his management position in the Company and Executive’s ability to build a competing company engaging in some or all of the services provided by the Company, Executive acknowledges that the scope of this Agreement should be broad, both geographically and in the scope of conduct prohibited.

(c)           Executive acknowledges that the Company now conducts business and provides services throughout the United States to federal agencies, federally-owned facilities or federally-controlled political subdivisions, state and local governments and political subdivisions, and domestic and non-domestic commercial customers.  Executive acknowledges that as of the date of this Agreement, the Company delivers services through a network of over 180 locations, including approximately 22 international locations and approximately 22 fabrication and manufacturing facilities.  Executive acknowledges and agrees that at the time of signing this agreement, the Company conducts business in the geographic territory (the “Restricted Area”) set forth in Exhibit 1.  Executive agrees that the Company may periodically revise the Restricted Area to reflect any changes in the geographic territory in which the Company is conducting business.  Executive agrees that, as consideration for the Employment Agreement, Executive agrees to sign addenda to this agreement which update the Restricted Area to reflect geographic territories in which the Company conducts its business.  Executive agrees that the Company may periodically revise the description of the business of the Company to reflect changes in the Company’s business.  Executive also agrees that, as consideration for the Employment Agreement, Executive agrees to sign addenda to this Agreement which update the description of the business of the Company to coincide with the description of the business of the Company as set forth in the Company’s current Form 10-K.

1   Environmental and infrastructure services include the delivery of environmental restoration, regulatory compliance, facilities management, emergency response, and design and construction services, environmental consulting, engineering and construction services to private-sector and state and local government customers. These environmental services include complete life cycle management, construction management, Operation and Maintenance (O&M) services, and environmental services including emergency response and high hazard and toxic waste cleanups and on-site remedial activities site selection, permitting, design, build, operation, decontamination, demolition, remediation and redevelopment, identification of contaminants in soil, air and water and the subsequent design and execution of remedial solutions, project and facilities management and other related services for non-environmental construction, watershed restoration, emergency response services and outsourcing of privatization markets. These Infrastructure services include program management, operations and maintenance solutions to support and enhance domestic and global land, water and air transportation systems, and commercial port and marine facilities.

Exhibit 10.3

(d)           Executive agrees that at all times during Executive’s employment with the Company and for a the duration of the Post-Termination Non-Compete Term (defined in Section 3(e) below), Executive shall not, directly or indirectly, whether personally or through agents, associates, or co-workers, whether individually or in connection with any corporation, partnership, or other business entity, and whether as an employee, owner, partner, financier, joint venturer, shareholder, officer, manager, agent, independent contractor, consultant, or otherwise, establish, carry on, or engage in a business similar to that of the Company or any of its affiliates, in the Restricted Area, as defined in Exhibit 1, attached.  This prohibition includes, without limitation, that Executive will not perform the following in the Restricted Area:

(i)           Solicit or provide, directly or indirectly, engineering, construction, procurement, maintenance, Environmental, and pipe fabrication services, or any of these, to any persons or entities who are or were customers of the Company or any of its affiliates at any time prior to Executive’s separation from employment;

(ii)           Establish, own, become employed with, consult on business matters with, or participate in any way in a business engaged in engineering, construction, procurement maintenance, Environmental, and pipe fabrication services, or any of these, except to the extent that the Company or any of its affiliates do not provide the same type of services as such business provides; and

(iii)           Provide consulting services for, invest in, become employed by, or otherwise become associated from a business perspective with competitors of the Company or any of its affiliates, including but not limited to Jacobs Engineering Group Inc.; Fluor Corporation; URS Corporation; Halliburton; Turner Industries Group, L.L.C.; Bechtel Group, Inc.; KBR, Inc.; Chicago Bridge & Iron Company N.V.; CH2M Hill; Black & Veatch Corporation; Foster Wheeler Ltd.; and Washington Group International, Inc., or any of their respective subsidiaries, parent companies, affiliates, or successors.

Exhibit 10.3

This prohibition does not prohibit Executive from engaging in a business solely within an area or areas not contained in the Restricted Area, so long as that business does not provide in the Restricted Area the same or similar services or conduct the same or similar business as the Company or its affiliates.

(e)           For purposes of Section 3(d), the Post-Termination Non-Compete Term is as follows:

(i)           In the event of resignation for other than Good Reason (7(a)(iii)) or termination by the Company for Misconduct(7(a)(vi)), the non-compete term shall be two-years from the date of the Executive’s separation from employment with the Company.

(ii)           In the event of resignation due to Corporate Change (7(a)(i)) or for Good Reason (7(a)(ii)), or if Employee is terminated for other than Good Reason (7(a)(vii)), or due to Disability (7(a)(v)), the non-compete term shall be equal to the period of severance pay provided pursuant to the Employment Agreement, the period of any other applicable severance program of the Company, provided the payments pursuant to such program are made at a rate not less than the Executive’s base Compensation as of the Effective Date; or the pendency of any post-termination consulting agreement between the Executive and the Company, but in no event longer than two (2) years after Executive’s separation from employment with the Company.

(f)           Executive acknowledges that the business of the Company is extremely competitive in nature, that the remedy at law for any breach of this covenant will be inadequate, and that in the event of a breach the Company shall be entitled to injunctive relief and specific performance, as well as any and all other remedies at law or in equity to which the Company is entitled.  Executive acknowledges that the provisions contained in this Section are reasonable and valid in all respects and are a reasonable and necessary protection of the legitimate interests of the Company and that any violation of these provisions would cause substantial injury to the Company.

Section 4.              Miscellaneous Provisions.

(a)           Employment Rights.   This Agreement shall not be deemed to confer upon Executive any right to continue in the employ of the Company for any period or any right to continue employment at Executive’s present or any other rate of compensation.

(b)           Amendment.  This Agreement may only be amended or modified in a writing executed by both the Company and Executive.  No oral waivers or extensions shall be binding on the parties.

(c)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the Party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

Exhibit 10.3

(d)           Injunctive Relief and Arbitration.  Executive and the Company each acknowledge that the provisions of Sections 2 and 3 are reasonable and necessary, that the damages that would be suffered as a result of a breach or threatened breach by Executive of Sections 2 and 3 may not be calculable, and that the award of a money judgment to the Company for such a breach or threatened breach thereof by Executive would be an inadequate remedy. Executive expressly consents and agrees that the Company may, in addition to any other available remedies that the Company may be entitled in law or in equity, enforce the provisions of Sections 2 and/or 3 by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach thereof), to prevent unfair competition, the use and/or unauthorized disclosure of trade secrets or confidential information, and/or the unauthorized solicitation of the Company’s officers, employees, and customers.  The Company shall not be obligated to post bond or other security in seeking such relief.

(e)           Arbitration.  Executive and the Company agree that any dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, if any, shall be resolved through arbitration as provided in Paragraph 15 of the Employment Agreement, above.

(f)           Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Louisiana.

(g)           Assignment.   This Agreement may not be assigned by Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.  This Agreement shall be binding upon the Parties, together with their respective executors, administrators, personal representatives, and heirs, and, in the case of the Company, permitted successors and assigns.

(h)           Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

(i)           Reformation.                        It is the intention of the Parties that if any court or arbitrator(s) shall determine that any provision of this Agreement, including the scope, duration, or geographical limit of any provision, is unenforceable, the provision in question and this Agreement shall not be invalidated but shall be deemed reformed or amended only to the extent necessary to render the provision and Agreement valid and enforceable.

(j)           Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)           Consent.  Executive acknowledges that Executive has reviewed the provisions of this Agreement carefully and has been given an opportunity to ask questions of the Company.  Executive acknowledges that Executive has had ample opportunity to consult with an attorney of his choice (at his expense) prior to signing this Agreement and that Executive knowingly consents to the terms herein.

Exhibit 10.3

(l)           Integration.  Together with the Employment Agreement, this Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, except those which are set forth expressly in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of this 8th day of April, 2011.

COMPANY:	EXECUTIVE:

The Shaw Group Inc.

David L. Chapman, Sr.

John Donofrio
Executive Vice President, General Counsel and CorporateSecretary